Exhibit 99.1

Portland, Oregon

August 30, 2012

FOR IMMEDIATE RELEASE

CASCADE CORPORATION ANNOUNCES FINANCIAL RESULTS FOR THE SECOND QUARTER ENDED JULY 31, 2012

Cascade Corporation (NYSE: CASC) today reported its financial results for the second quarter ended July 31, 2012.

Second Quarter Overview

•	Net sales of $136 million for the second quarter of fiscal 2013 were 4% higher than the second quarter of fiscal 2012, excluding the impact of changes in foreign currency exchange rates.

•

Our net income for the second quarter of fiscal 2013 was $12.6 million ($1.11 per diluted share) compared to $13.9 million ($1.23 per diluted share) for the second quarter of fiscal 2012. The prior year results include net insurance proceeds and flood related costs due to a flood in Australia. The net after-tax impact of the flood increased net income by $0.7 million ($.06 per diluted share).

Second Quarter Fiscal 2013 Summary

•	Summary financial results are outlined below (in thousands, except earnings per share):

Three Months Ended July 31	2012	2011	% Change
Net sales	$136,410	$135,642	1%
Gross profit	42,060	43,311	(3%)
Gross profit %	31%	32%
SG&A	21,997	22,334	(2%)
Operating income	20,063	20,977	(4%)
Operating income %	15%	15%
Interest expense, net	127	206	(38%)
Foreign currency loss	225	463	(51%)
Income before taxes	19,711	20,308	(3%)
Provision for income taxes	7,072	6,457	10%
Effective tax rate	36%	32%
Net income	$12,639	$13,851	(9%)
Diluted earnings per share	$1.11	$1.23	(10%)

Cascade Corporation

August 30, 2012

•

Consolidated net sales during the second quarter of fiscal 2013 increased 4% over the second quarter of fiscal 2012, excluding the impact of foreign currency changes. The increase in net sales was due to higher sales volumes of products related to the construction industry and strong lift truck markets in the Asia Pacific region. Details of the change in net sales compared to the prior year are as follows (in thousands):

	Amount	Change %
Net sales change	$5,273	4%
Foreign currency change	(4,505)	(3%)

Total	$768	1%

•

Our consolidated gross profit percentage decreased slightly during the second quarter of fiscal 2013. The prior year gross profit includes net flood insurance proceeds of $1.3 million. Without these insurance proceeds, the gross profit percentage would have been 31% for both periods.

•

The effective tax rate of 36% in the second quarter of fiscal 2013 was higher than the effective tax rate in the second quarter of fiscal 2012 primarily due to a $0.7 million increase in our accrual for state tax matters during the current quarter.

Market Conditions

•

Percentage changes in lift truck industry shipments and orders, by region, as compared to the prior year are outlined below. Although lift truck unit data provides an indicator of the general health of the industry and our business over a six- to twelve-month period, it does not necessarily correlate directly with the demand for our products on a quarterly basis.

	Shipments Q2 Fiscal 2013 vs 2012	Orders Q2 Fiscal 2013 vs 2012
Americas	2%	3%
Europe	4%	(7%)
Asia Pacific	14%	7%
China	(19%)	(17%)
Global	(2%)	(5%)

•

Volatility in the global lift truck market is continuing. The Americas, Europe and Asia Pacific markets experienced flat to moderate growth. China’s shipments were well below prior year shipments, which were at record levels.

Cascade Corporation

August 30, 2012

Americas Summary

•	Summary financial results are outlined below (in thousands):

Three Months Ended July 31	2012	2011	% Change
Net sales	$76,042	$67,025	13%
Transfers between areas	6,447	7,952	(19%)

Net sales and transfers	82,489	74,977	10%
Gross profit	24,201	21,783	11%
Gross profit %	29%	29%
SG&A	13,315	12,686	5%

Operating income	$10,886	$9,097	20%

Operating income %	13%	12%

•

Net sales increased 14%, excluding the impact of currency changes, primarily due to higher sales volumes of products to the construction industry. Details of the change in net sales over the prior year quarter follow (in thousands):

	Amount	Change %
Net sales change	$9,568	14%
Foreign currency change	(551)	(1%)

Total	$9,017	13%

•	Our gross profit percentage remained consistent with the prior year as the benefit of higher sales volumes was offset by increased sales of lower margin products to the construction industry.

•	Selling and administrative costs increased primarily due to consulting, personnel, product liability and other general costs.

Europe Summary

•	Summary financial results are outlined below (in thousands):

Three Months Ended July 31	2012	2011	% Change
Net sales	$23,119	$29,344	(21%)
Transfers between areas	261	187	40%

Net sales and transfers	23,380	29,531	(21%)
Gross profit	4,732	6,671	(29%)
Gross profit %	20%	23%
SG&A	4,090	4,864	(16%)

Operating income	$642	$1,807	(64%)

Operating income %	3%	6%

Cascade Corporation

August 30, 2012

•

Net sales decreased 10%, excluding the impact of currency changes, primarily as a result of a weakening lift truck market, due to economic conditions in Europe. Details of the change in net sales over the prior year quarter follow (in thousands):

	Amount	Change %
Net sales change	$(3,035)	(10%)
Foreign currency change	(3,190)	(11%)

Total	$(6,225)	(21%)

•	The decrease in our gross profit percentage is a result of lower cost absorption due to decreased sales volumes and higher product costs from changes in foreign currency rates.

Asia Pacific Summary

•	Summary financial results are outlined below (in thousands):

Three Months Ended July 31	2012	2011	% Change
Net sales	$21,717	$21,167	3%
Transfers between areas	24	8	200%

Net sales and transfers	21,741	21,175	3%
Gross profit	6,156	7,272	(15%)
Gross profit %	28%	34%
SG&A	2,915	3,293	(11%)

Operating income	$3,241	$3,979	(19%)

Operating income %	15%	19%

•

Net sales increased 8%, excluding the impact of foreign currencies, primarily due to higher sales volumes as a result of strong lift truck markets. Details of the change in net sales over the prior year quarter follow (in thousands):

	Amount	Change %
Net sales change	$1,592	8%
Foreign currency change	(1,042)	(5%)

Total	$550	3%

•

Our prior year gross profit percentage included net insurance proceeds of $1.3 million related to the Australia flood. Without these insurance proceeds, the gross profit percentage would have been 28% for both periods.

•

Operating income, during the second quarter of fiscal 2012, reflects $0.9 million from net flood insurance proceeds. We did not receive any insurance proceeds and did not incur any significant flood related costs during the second quarter of fiscal 2013.

Cascade Corporation

August 30, 2012

China Summary

•	Summary financial results are outlined below (in thousands):

Three Months Ended July 31	2012	2011	% Change
Net sales	$15,532	$18,106	(14%)
Transfers between areas	8,000	8,771	(9%)

Net sales and transfers	23,532	26,877	(12%)
Gross profit	6,971	7,585	(8%)
Gross profit %	30%	28%
SG&A	1,677	1,491	12%

Operating income	$5,294	$6,094	(13%)

Operating income %	22%	23%

•

Net sales decreased 16%, excluding currency changes, primarily due to a slowdown in the Chinese economy and lift truck industry. Details of the change in net sales over the prior year quarter follow (in thousands):

	Amount	Change %
Net sales change	$(2,852)	(16%)
Foreign currency change	278	2%

Total	$(2,574)	(14%)

•	Our gross profit percentage increased primarily due to a higher percentage of higher margin product sales and to a lesser extent a reduction in the cost of steel.

Other Matters:

•	On August 28, 2012, our Board of Directors declared a quarterly dividend of $0.35 per share, payable on October 11, 2012 to shareholders of record as of September 26, 2012.

Forward Looking Statements:

This press release contains forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995 which include, among others, statements relating to our expectations with respect to global lift truck demand and future levels of business activity. Readers are cautioned that a number of factors could cause our actual results to differ materially from any results indicated in this release or in any other forward-looking statements made by us, or on our behalf. These include among others, factors related to general economic conditions, interest rates, the impact of the European debt crisis on our European market and the global economy, performance of our manufacturing facilities and the cyclical nature of the materials handling and construction equipment industries. Further, historical information should not be considered an indicator of future performance. Additional considerations and important risk factors are described in our reports on Form 10-K and 10-Q and other filings with the Securities and Exchange Commission.

Cascade Corporation

August 30, 2012

Earnings Call Information:

We will discuss our results in a conference call on August 30 at 2:00 pm PDT. Robert C. Warren, Jr., President and Chief Executive Officer will host the call. The conference call can be accessed in the U.S. and Canada by dialing (877) 941-8609, International callers can access the call by dialing (480) 629-9692. Participants are encouraged to dial-in 15 minutes prior to the beginning of the call. A replay will be available for 48 hours after the live broadcast and can be accessed by dialing (800) 406-7325 and entering passcode 4556780, or internationally, by dialing (303) 590-3030 and entering passcode 4556780.

The call will be simultaneously webcast and can be accessed on the Investor Relations page of the company’s website, www.cascorp.com. Listeners should go to the website at least 15 minutes early to register, download and install any necessary audio software.

About Cascade Corporation:

Cascade Corporation, headquartered in Fairview, Oregon, is a leading international manufacturer of materials handling products used primarily on lift trucks. Additional information on Cascade is available on its website, www.cascorp.com.

Contact

Joseph G. Pointer

Chief Financial Officer

Cascade Corporation

Phone (503) 669-6300

Email: investorrelations@cascorp.com

Cascade Corporation

August 30, 2012

CASCADE CORPORATION CONSOLIDATED STATEMENTS OF INCOME (Unaudited — in thousands, except per share amounts)
	Three Months Ended July 31		Six Months Ended July 31
	2012	2011	2012	2011
Net sales	$136,410	$135,642	$277,645	$271,819
Cost of goods sold	94,350	92,331	192,291	184,135

Gross profit	42,060	43,311	85,354	87,684
Selling and administrative expenses	21,997	22,334	44,604	42,200

Operating income	20,063	20,977	40,750	45,484
Interest expense, net	127	206	211	457
Foreign currency loss	225	463	235	659

Income before provision for income taxes	19,711	20,308	40,304	44,368
Provision for income taxes	7,072	6,457	12,457	14,093

Net income	$12,639	$13,851	$27,847	$30,275

Basic earnings per share	$1.14	$1.26	$2.51	$2.76

Diluted earnings per share	$1.11	$1.23	$2.45	$2.68

Basic weighted average shares outstanding	11,112	10,994	11,073	10,960
Diluted weighted average shares outstanding	11,378	11,302	11,374	11,288
Cash dividends per share	$0.35	$0.20	$0.70	$0.40

Cascade Corporation

August 30, 2012

CASCADE CORPORATION CONSOLIDATED BALANCE SHEETS (Unaudited - in thousands, except per share amounts)
	July 31 2012	January 31 2012
ASSETS
Current assets:
Cash and cash equivalents	$39,349	$24,928
Accounts receivable, less allowance for doubtful accounts of $1,332 and $1,211	83,624	77,752
Inventories	88,740	86,660
Deferred income taxes	3,825	3,822
Assets available for sale	7,120	7,572
Prepaid expenses and other	12,243	11,353

Total current assets	234,901	212,087
Property, plant and equipment, net	71,394	71,439
Goodwill	87,574	88,174
Deferred income taxes	22,025	18,964
Other assets	4,279	3,895

Total assets	$420,173	$394,559

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Notes payable to banks	$—	$99
Current portion of long-term debt	—	590
Accounts payable	26,016	28,280
Accrued payroll and payroll taxes	9,715	9,473
Accrued incentive pay	1,424	2,496
Other accrued expenses	13,047	15,580

Total current liabilities	50,202	56,518
Long-term debt, net of current portion	15,000	4,950
Accrued environmental expenses	1,669	2,279
Deferred income taxes and other tax liabilities	11,433	8,626
Employee benefit obligations	8,345	8,228
Other liabilities	3,001	3,231

Total liabilities	89,650	83,832

Commitments and contingencies
Shareholders’ equity:
Common stock, $.50 par value, 40,000 authorized shares; 11,195 and 11,088 shares issued and outstanding	5,598	5,544
Additional paid-in capital	16,936	13,252
Retained earnings	271,328	251,280
Accumulated other comprehensive income	36,661	40,651

Total shareholders’ equity	330,523	310,727

Total liabilities and shareholders’ equity	$420,173	$394,559

Cascade Corporation

August 30, 2012

CASCADE CORPORATION CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited - in thousands)
	Three Months Ended July 31		Six Months Ended July 31
	2012	2011	2012	2011
Cash flows from operating activities:
Net income	$12,639	$13,851	$27,847	$30,275
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,664	2,493	5,206	4,886
Share-based compensation	735	746	1,356	1,345
Deferred income taxes	(1,419)	349	(3,290)	190
Tax effect on share-based compensation	(121)	(700)	(1,574)	(700)
Loss (gain) on disposition of assets, net	9	(119)	(30)	(136)
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	2,900	2,403	(7,512)	(17,239)
Inventories	(2,851)	(8,194)	(3,019)	(12,281)
Prepaid expenses and other	563	(2,872)	(1,088)	(4,571)
Accounts payable and accrued expenses	(3,230)	5,305	(2,863)	7,773
Income taxes payable and receivable	(1,117)	(3,135)	(99)	(2,373)
Other assets and liabilities	2,156	750	2,220	2,068

Net cash provided by operating activities	12,928	10,877	17,154	9,237

Cash flows from investing activities:
Capital expenditures	(2,654)	(3,406)	(5,757)	(5,708)
Proceeds from disposition of assets	16	1,001	111	1,052
Business acquisition	(18)	—	(1,198)	—

Net cash used in investing activities	(2,656)	(2,405)	(6,844)	(4,656)

Cash flows from financing activities:
Cash dividends paid	(7,799)	(4,421)	(7,799)	(4,421)
Payments on long-term debt	(19,234)	(27,040)	(96,073)	(40,277)
Proceeds from long-term debt	28,700	28,500	105,700	46,500
Notes payable to banks, net	(440)	(2,966)	(98)	—
Common stock issued under share-based compensation plans	—	210	808	809
Tax effect on share-based compensation	121	700	1,574	700

Net cash provided by (used in) financing activities	1,348	(5,017)	4,112	3,311

Effect of exchange rate changes	825	1,827	(1)	(786)

Change in cash and cash equivalents	12,445	5,282	14,421	7,106
Cash and cash equivalents at beginning of period	26,904	26,861	24,928	25,037

Cash and cash equivalents at end of period	$39,349	$32,143	$39,349	$32,143